SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): June 8, 2011

TIANLI AGRITECH, INC.
(Exact name of registrant as specified in its charter)

British Virgin Islands	001-34799	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite F, 23rd Floor, Building B, Jiangjing Mansion
228 Yanjiang Ave., Jiangan District, Wuhan City
Hubei Province, China 430010
(Address of principal executive offices)

Registrant’s telephone number, including area code: (+86) 27 8274 0726

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  2.03. Creation of a Direct Financial Obligation

On June 8, 2011, the Wuhan Branch of the Shanghai Pudong Development Bank (“SPDB”), advised Tianli Agritech, Inc. (the “Company”) that it could begin to make use of the RMB 20 million (approximately $3.1 million at the current conversion rate) that had been deposited in the Company’s account pursuant to the Loan Agreement entered into between the Company and SPDB dated June 1, 2011 (the “Loan Agreement”).

Pursuant to the Loan Agreement SPDB agreed to provide the Company with a one-year working capital loan (the “Loan”) in the amount of RMB 20 million (approximately $3.1 million at the current conversion rate).  The Loan will bear interest for the year at a fixed rate of 8.203% per annum.  The principal balance of the loan is due May 31, 2012, provided that SPDB may immediately call the Loan if the proceeds are not used for the purposes contemplated or the financial position of the Company should deteriorate.  Accrued interest is payable quarterly on the 20th day of the month, with the first interest payment due on August 20, 2011. In addition to interest, the Company agreed to pay an annual supervisory fee of RMB 40,000 ($6,200).

The Loan is secured by a first lien on the Company’s receivables.   If any portion of the interest due is not timely paid, the Loan will begin to accrue interest at a per annum rate of 12.4045% until all overdue amounts are paid in full.

Item 7.01 Regulation FD Disclosure.

On June 13, 2011, the Company issued a press release announcing the entry into a Loan Agreement for RMB 20 Million with the Shanghai Pudong Development Bank. A copy of the press release is attached hereto as Exhibit 99.1.

The information in Exhibit 99.1 attached hereto, shall not be deemed as “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liability of such Section, nor shall it be deemed incorporated by reference in any filing by us under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

 (d) Exhibits

Number	Description of Exhibit
99.01	Press Release dated June 13, 2011

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TIANLI AGRITECH, INC.

By:	/S/ HANYING LI
Hanying Li
Chief Executive Officer

Dated: June 13, 2011

EXHIBIT INDEX

Number	Description of Exhibit
991.	Press release date June 13, 2011